As filed with the Securities and Exchange Commission on October 21, 2020

Registration No. 333-232140

Registration No. 333-214888

Registration No. 333-217966

Registration No. 333-228403

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HI-CRUSH INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0840530
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 600

Houston, Texas 77056 (713) 980-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Rasmus

1330 Post Oak Blvd., Suite 600

Houston, Texas 77056

(713) 980-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. Ramey Layne

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Tel: (713) 758-2222

Approximate date of commencement of proposed sale to the public:

Not applicable. Termination of registration statement and deregistration of related securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On June 14, 2019, Hi-Crush Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a shelf Registration Statement on Form S-3 (File No. 333-232140) (the “2019 Registration Statement”), which was declared effective by the SEC on June 24, 2019. Pursuant to the provisions of Rule 429 under the Securities Act, as amended (the “Act”), this Post-Effective Amendment No. 1 to the 2019 Registration Statement also relates to the Registration Statement on Form S-3 (File No. 333-214888) filed December 2, 2016 (the “2016 Registration Statement”), the Registration Statement on Form S-3 (File No. 333-217966) filed May 12, 2017 (the “2017 Registration Statement”) and the Registration Statement on Form S-3 (File No. 333-228403) filed November 15, 2018 (the “2018 Registration Statement”). The 2016 Registration Statement, the 2017 Registration Statement, the 2018 Registration Statement and the 2019 Registration Statement are referred to herein collectively as the “Registration Statement.”

The Registration Statement registered (i) up to $1,000,000,000 the Company’s shares of common stock, par value $0.01 per share (the “Common Stock”), and preferred stock, par value $0.01 per share (the “Preferred Stock,” and together with the Common Stock, the “Securities”) on behalf of the Company, (ii) 20,693,643 shares of Common Stock registered on behalf of the selling equityholder originally named in the 2016 Registration Statement, (iii) 3,438,789 shares of Common Stock registered on behalf of the selling equityholders originally named in the 2017 Registration Statement and (iv) 11,000,000 shares of Common Stock registered on behalf of the selling equityholders originally named in the 2018 Registration Statement.

On July 12, 2020, the Company and each of its direct and indirect wholly-owned domestic subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being jointly administered under the caption “In re: Hi-Crush Inc., et al.,” Case No. 20-33495.

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings pursuant to the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration all of the Securities covered by the Registration Statement that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 21, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Act.

HI-CRUSH INC.

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Chief Executive Officer and Chairman of the Board

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